Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(in thousands)
Fixed Charges:
Gross interest expense	$4,162	$3,868	$12,771	$11,486
Interest portion of rent expense	39	32	119	96

	4,201	3,900	12,890	11,582
Earnings:
Income before taxes	67,982	53,427	203,774	166,450
Plus: fixed charges	4,201	3,900	12,890	11,582
Less: capitalized interest	2,162	2,026	6,178	5,218

	$70,021	$55,301	$210,486	$172,814
Ratio of Earnings to Fixed Charges	16.7x	14.2x	16.3x	14.9x

	For the Years Ended December 31,
	2003	2002	2001	2000	1999
	(in thousands)
Fixed Charges:
Gross interest expense	$15,642	$15,373	$15,034	$25,100	$25,167
Interest portion of rent expense	129	122	46	40	28

	15,771	15,495	15,080	25,140	25,195
Earnings:
Income before taxes	205,999	109,586	189,404	127,743	36,369
Plus: fixed charges	15,771	15,495	15,080	25,140	25,195
Less: capitalized interest	(7,300)	(7,975)	(12,042)	(13,739)	(11,860)

	$214,470	$117,106	$192,442	$139,144	$49,704
Ratio of Earnings to Fixed Charges	13.6x	7.6x	12.8x	5.5x	2.0x

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